UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2015

PANERA BREAD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3630 South Geyer Road, Suite 100 St. Louis, MO		63127
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 314-984-1000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers.

(1)On February 26, 2015, the Board of Directors and Compensation and Management Development Committee (the “Compensation Committee”) of Panera Bread Company (the “Company”) approved Choice Award and Restricted Stock Award grants (the “Award Grants”) to a number of Company employees, including two of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K): Ronald M. Shaich, the Company’s Chairman and Chief Executive Officer and Blaine E. Hurst, Executive Vice President, Chief Transformation and Growth Officer. The Award Grants were granted in lieu of granting a Three Year Performance Award for the 2015-2017 performance period (a “2015-17 Performance Award”) under the Company’s 2005 Long Term Incentive Program (“LTIP”), a sub-plan under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”).

The Board of Directors and Compensation Committee approved Award Grants based on the eligible associates’ expected target award level for a 2015-17 Performance Award (“Award Value”): $1,272,000 (150% of current salary for Mr. Shaich) and $348,125 (62.5% of current salary for Mr. Hurst).

The Award Grants were made under the 2006 Plan and consist of:

•
a Restricted Stock Award equal to the number of shares of the Company’s Class A common stock (“Common Stock”) with a grant date fair value equal to 50% of the applicable Award Value on the date of grant.

•
a Choice Award in the form of a Restricted Stock Award or a stock settled appreciation right (“SSAR”). Specifically, each recipient may elect to receive (1) up to the same number of restricted shares of Common Stock as described above, or (2) a SSAR to purchase a number of shares equal to 3.5 times the number of shares of Common Stock which the recipient would be entitled to receive as restricted stock as described above, or (3) a combination of a Restricted Stock Award and a SSAR (in 25% increments) described above.

In accordance with the foregoing, Mr. Shaich received a Restricted Stock Award of 3,940 shares of Common Stock and a Choice Award represented by a SSAR for 13,790 shares of Common Stock with an exercise price of $161.54, and Mr. Hurst received a Restricted Stock Award of 1,077 shares of Common Stock and a Choice Award represented by another Restricted Stock Award of 1,077 shares of Common Stock. The Award Grants will vest as to 100% of the award or the shares underlying the award on February 26, 2018, the third anniversary of the date of grant. In the event the recipient is no longer employed by the Company on a scheduled vesting date, any unvested shares of restricted stock or shares underlying the SSAR held by the recipient will be forfeited.

The Compensation Committee believes that the Award Grants are consistent with the goals of its three year Performance Awards under the LTIP in that the Award Grants align the Company’s strategy and its executive compensation by supporting the Company’s investments in structural enhancements intended to upgrade the Company’s guest experience, improve throughput and accuracy, and to allow it to increase market share in the large order delivery business. Further, given the early stage of such initiatives and the corresponding difficulty in establishing meaningful metrics at this time, the Compensation Committee, after consultation with its compensation consultant, believes that these time-based equity awards are an appropriate measurement of achievement. Finally, the Compensation Committee believes that the Award Grants serve as an important component in the Company’s senior management retention goals.

(2)Additionally, on February 26, 2015, the Compensation Committee granted to Mr. Hurst a special one-time Restricted Stock Award of 3,095 shares of Common Stock under the 2006 Plan. This award will vest as to 100% of the shares on February 26, 2017, the second anniversary of the date of grant. In the event the recipient is no longer employed by the Company on a scheduled vesting date, any unvested shares of restricted stock held by the recipient will be forfeited.

(3)Finally, on February 26, 2015, the Compensation Committee and the Board approved a cash payout of $709,155 to William W. Moreton, the Company’s Executive Vice Chairman and interim Chief Financial Officer. This payout represents the cash amount that Mr. Moreton would have received under the LTIP for the 2012 to 2014 performance period had such Performance Award not been forfeited in connection with his transition to Executive Vice Chairman in 2013. Specifically, the Board approved such payout to recognize Mr. Moreton’s significant contributions and increased responsibilities beyond those contemplated when he became Executive Vice Chairman in 2013, including serving as the Company’s interim Chief Financial Officer since August 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY

Date:	March 4, 2015	By:	/s/ Scott G. Blair
		Name:	Scott G. Blair
		Title:	Senior Vice President, Chief Legal and Franchise Officer